Exhibit 99.1
The Scotts Miracle-Gro Company     NEWS

ScottsMiracle-Gro Names Ivan Smith General Counsel and Corporate Secretary; Announces Resignation of Vincent Brockman

MARYSVILLE, Ohio (July 11, 2013) - The Scotts Miracle-Gro Company (NYSE:SMG), the global leader in the consumer lawn and garden industry, today announced that it has named Ivan Smith executive vice president, general counsel and corporate secretary. The 10-year veteran of the Company replaces former executive vice president Vincent Brockman, who resigned to pursue other interests.

“Ivan possesses tremendous legal knowledge and experience and has been a strong leader throughout his career,” said Jim Hagedorn, chairman and chief executive officer. “His sound judgment and business acumen will serve ScottsMiracle-Gro well in the years to come.”

In his new position, Smith has overall leadership responsibility for the Company's global legal function and activities. Since 2009, he has served as assistant general counsel and vice president. In this role, Smith provided counsel for the Company's Global Consumer segment. Smith joined ScottsMiracle-Gro in 2003 as associate general counsel and director of litigation.

“Ivan is highly regarded by our operators for his extensive knowledge of the business,” said Barry Sanders, president and chief operating officer. “They rely on his counsel on all aspects of operations, including major transactions, partnerships and sales and marketing activities.”

Prior to joining the Company, Smith was a litigator with the international law firm Jones Day. He received a bachelor's degree from Miami University and received his Juris Doctorate degree from The Ohio State University. He lives in Westerville with his wife and two children.

“Since joining us in 2002, Vince has provided valuable counsel and direction of our legal and compliance efforts,” said Hagedorn. “I thank him for the contributions he provided to ScottsMiracle-Gro and our shareholders during his years of outstanding service, and I wish him and his family well.”

About ScottsMiracle-Gro
With more than $2.8 billion in worldwide sales, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world's largest marketer of branded consumer products for lawn and garden care. The Company's brands are the most recognized in the industry. In the U.S., the Company's Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. In the U.S., we operate Scotts LawnService®, the second largest residential lawn care service business. In Europe, the Company's brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligène® and Substral®. For additional information, visit us at www.scotts.com.

Contact:
Jim King
Senior Vice President
Chief Communications Officer
937-578-5622

Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company's management, and the Company's assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:

•	Compliance with environmental and other public health regulations could increase the Company's costs of doing business or limit the Company's ability to market all of its products;

•	Increases in the prices of raw materials and fuel costs could adversely affect the Company's results of operations;

•	The highly competitive nature of the Company's markets could adversely affect its ability to maintain or grow revenues;

•
Because of the concentration of the Company's sales to a small number of retail customers, the loss of one or more of, or significant reduction in orders from, its top customers could adversely affect the Company's financial results;

•	Adverse weather conditions could adversely impact financial results;

•	The Company's international operations make the Company susceptible to fluctuations in currency exchange rates and to other costs and risks associated with international regulation;

•	The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company's business;

•	The Company depends on key personnel and may not be able to retain those employees or recruit additional qualified personnel;

•	If Monsanto Company were to terminate the Marketing Agreement for consumer Roundup products, the Company would lose a substantial source of future earnings and overhead expense absorption;

•	Hagedorn Partnership, L.P. beneficially owns approximately 30% of the Company's common shares and can significantly influence decisions that require the approval of shareholders;

•
The Company may pursue acquisitions, dispositions, investments, dividends, share repurchases and/or other corporate transactions that it believes will maximize equity returns of its shareholders but may involve risks.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company's publicly filed quarterly, annual and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.